Exhibit (c)(vi)

CONFIDENTIAL DISCUSSION MATERIALS December 29, 2024 Project Vista

CONFIDENTIAL Situation OverviewProject Vista Process Review Evolution of Casago Global, LLC(1) (“Casago”) Proposal Review of Casago Current Proposal Vista Valuation Today’s Agenda (1)Casago Global, LLC is the Parent and is indirectly acquiring Vista through its subsidiary Casago Holdings, LLC. 1 22

CONFIDENTIAL I.Situation Overview 3

1 Situation Overview

PJT Partners

Process Overview to Date

At the direction of the Special Committee, PJT ran a broad process with 23 total parties engaging on a potential transaction.

Ultimately, only one counterparty was able to provide an actionable indication of interest.

May – Jun – Jul	Aug – Sept – Oct	Nov – Dec
Initial Outreach and Marketing	**Expanded Marketing and Deep Diligence**	**Final Negotiations**
Total Parties Contacted: **18** Submitted Bids: **4**	Additional Parties Contacted: **5** Submitted Bids: **2**	Active Parties Remaining: **1** *Focus on go-forward business and transaction terms*

Notes from Process

Initial Outreach and Marketing	Expanded Marketing and Deep Diligence	Final Negotiations
> Diligence was focused on potential of business and intrinsic value of assets > Counterparties dropped from process due to complexity of transformation to locally-driven, profitable business model, as well as overall transaction check size and potential future funding requirements to support the business	> Significant diligence done by financial sponsor > Allowed Casago and Roofstock to evaluate acquisition together to enhance likelihood of a transaction and improve ability to pay > 3 strategic buyers passed given churn dynamics and potential post transaction capital requirements	> Active negotiations between Vista and Casago regarding purchase price and conditions > Improved deal certainty through negotiations of key deal terms > Counterparty negotiated with RCF providers to ensure that sufficient RCF holders would approve amendment to allow for a change of control

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CONFIDENTIAL Evolution of Casago Proposals8/5/24 10/14/24 10/22/24 11/11/24 12/6/24 12/8/24 Current Terms Headline Purchase Price per Share $4.50 – 5.50 $5.00 $5.00 $5.00 $5.00 $5.00 $5.02 Starting Purchase Price Adj. Company Unit Threshold(1) As of Mar’25 NA NA 36,000 35,000 35,000 32,000 32,000 Reduction for Each Additional Month NA NA Held Constant (400) starting from Apr’25 (600) starting from Apr’25 (600) starting from May’25 (600) starting from Apr’25 Company Unit Step Down Mechanism(1) NA NA ($0.50) for every 1,500 units lower ($0.10) for every 333 units lower ($0.10) for every 500 units lower ($0.10) for every 500 units lower ($0.10) for every 500 units lower Implied Reduction in Value per Lost Unit NA NA $7.7K(2)(3) $6.9K(2)(4) $4.6K(2)(5) $4.6K(2)(5) $4.6K(2)(5) Termination Company Unit Threshold NA NA 30,000 30,000 25,000 24,000 24,000 Liquidity NA Cash and restricted cash closing conditions with no detail mentioned in issues list Working capital condition with no detail $7.5mm working capital cushion to Oct’24 forecast $7.5mm working capital cushion to Oct’24 forecast Minimum liquidity requirement $15mm minimum liquidity level(6) Purchase price adjustment if minimum liquidity is not met

1 Situation Overview

PJT Partners

Casago Unit Count Purchase Schedule

Purchase price adjustment thresholds hold constant across time

Purchase price adjustment thresholds decrease by 600 for each additional month past March

UNIT COUNT THRESHOLD BY CLOSE DATE AND PRICE REDUCTION PER SHARE[1]

Casago Initial Terms (10/22)			Casago Current Terms				
Price Reduction per Share	Implied Price[2]	Any Closing Date	Price Reduction per Share	Implied Price	3/31/25	4/30/25	5/31/25
Unit Count Mgmt. Forecast (12/13):[3]		**35,042**	3/31/25		**35,042**	**34,590**	**34,286**
Headline Purchase Price	$5.00	36,000	Headline Purchase Price	$5.02	32,000	31,400	30,800
		•	($0.10)	$4.92	31,500	30,900	30,300
		•	($0.20)	$4.82	31,000	30,400	29,800
		•	($0.30)	$4.72	30,500	29,900	29,300
			($0.40)	$4.62	30,000	29,400	28,800
($0.50)	$4.50	34,500	($0.50)	$4.52	29,500	28,900	28,300
		•	($0.60)	$4.42	29,000	28,400	27,800
		•	($0.70)	$4.32	28,500	27,900	27,300
		•	($0.80)	$4.22	28,000	27,400	26,800
			($0.90)	$4.12	27,500	26,900	26,300
($1.00)	$4.00	33,000	($1.00)	$4.02	27,000	26,400	25,800
		•	($1.10)	$3.92	26,500	25,900	25,300
		•	($1.20)	$3.82	26,000	25,400	24,800
		•	($1.30)	$3.72	25,500	24,900	24,300
			($1.40)	$3.62	25,000	24,400	*24,000*
($1.50)	$3.50	31,500	($1.50)	$3.52	24,500	*24,000*	
		•	($1.60)	$3.42	24,000		
		•					
		•					
($2.00)	$3.00	30,000					
Termination Threshold: 30,000 Company Units			***Termination Threshold: 24,000 Company Units***				

Source: Vista Management.
Note: Calculations of net churn after any adjustments for approved markets as agreed to by both parties.
(1) Unit count must be greater than or equal to the threshold to receive the corresponding implied purchase price.
(2) Implied price assumes share count of 23.3mm as stated in Casago's 10/22/24 offer letter.
(3) Reflects unit forecast provided in Vista Management's financial forecast as of 12/13/24. Financial forecast as of 12/13/24 is approved for PJT's use by Vista Management.

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CONFIDENTIAL MONTHLY NET CHURN TO REACH CASAGO PROPOSED UNIT THRESHOLDS(1)(2) Mar’25 / Apr’25 / May’25 Source: Vista Management. (1) Based on ending unit count as of 11/30/24. Reflects net churn to reach starting purchase price adjustment threshold and termination threshold in given month. (2)Calculations of net churn after any adjustments for approved markets as agreed to by both parties. (3)Reflects unit forecast provided in Vista Management’s financial forecast as of 12/13/24. Churn Requirement Implied by Casago Proposed Unit Purchase Schedule Starting Purchase Price Adjustment Threshold Termination Threshold Unit Step Down Mechanism Net Churn to Starting Purchase Price Adjustment Threshold Net Churn to Termination Threshold 10/22 Proposal Current Terms 36,000 36,000 36,000 32,000 31,400 30,800 30,000 30,000 30,000 24,000 24,000 24,000 ($0.50) for every 1,500 units lower ($0.10) for every 500 units lower

CONFIDENTIAL Vista’s Share Price Has Fallen Significantly Since De-SPAC Source: Capital IQ, Press, Company filings. Note: Market data as of 12/27/24. – $50 $100 $150 $200Dec-21 Mar-22 Jun-22 Sep-22 Dec-22 Mar-23 Jun-23 Sep-23 Dec-23 Mar-24 Jun-24 Sep-24 Dec-24 $3.81 (98.1%) SHARE PRICE PERFORMANCE SINCE DE-SPAC 10/21/22Lays off 280 workers 2/28/24Lays off 320 Workers 1/24/23Lays off 1,300 workers (17% of total workforce) 11/9/22Missed Consensus Q3’22 Adj. EBITDA by 22% 5/9/24Announces business transformation and organizational changesShare Price Performance Since De-SPAC (98.1%) Last 2 Years (82.5%) Last 12 Months (46.4%) Last 6 Months (18.2%) Last 3 Months 32.8% 9/6/231-for-20 Reverse Stock Split Situation Overview 1 8

CONFIDENTIAL II.Valuation Considerations 9

CONFIDENTIAL $889 $1,188 $1,118 $914 $835 $863 $930 $997 $1,043 33.6% (5.9%) (18.2%) (8.7%) 3.3% 7.9% 7.2% 4.6% Source: Company filings, Vista Management. Note: Reflects Vista Management forecast as of 12/13/24. (1) Net of restructuring expenses and business combination costs as provided by Vista Management. (2)Reflects unit forecast provided in Vista Management’s financial forecast as of 12/13/24. (3)Reflects total M&A spend, net of cash acquired, as provided by Vista Management. NET REVENUE $ in mm ADJUSTED EBITDA(1) $ in mm Vista Financial Forecast Growth % Margin %($37) ($29) $13 ($22) ($2) $16 $42 $69 $72 NM NM 1.2% NM NM 1.8% 4.5% 6.9% 6.9% Valuation 2 2021A 2022A 2023A 2024E 2025E 2026E 2027E 2028E 2029E Ending Company Unit Count (Mgmt. Forecast as of 12/13/24)⁽²⁾ ~37,000 44,192 41,559 36,796 32,876 33,293 33,621 33,880 34,085 Total M&A Spend ($ in mm)⁽³⁾ $581.0 $104.4 $0.3 – – – – – – Liquidity ($ in mm) $339 $120 $83 $47 $42 $63 $79 $116 $9810

2 Valuation
PJT Partners

Vista Definition of Cash

Key Commentary:

(A) Unrestricted cash is available for the Company to utilize in its operations, although a large portion of the balance is owed to homeowners and in taxes to local governments

(B) Restricted cash reflects business proceeds held in escrow funds due to state regulations
- Similarly comprises funds owed to owners and governmental authorities
- Cannot be used to fund the business

(C) Current liabilities that are paid out after recognizing revenue and therefore reduce cash

> Banks take a similar approach in their calculation of liquidity for the RCF financial covenant[1]

Available Cash Balance (End of Quarter)

($ in millions)

		Q4'24	Q1'25	Q2'25
A	Unrestricted Cash	$85	$94	$113
B	(+) Restricted Cash	99	164	177
C	(-) Funds Payable to Owners	(110)	(169)	(196)
C	(-) Hospitality & Sales Tax Payables	(27)	(38)	(43)
	Available Cash	**$47**	**$52**	**$52**

Source: Vista Management.
Note: Reflects projected balance sheet information as provided by Vista Management. Reflects Vista Management forecast as of 12/13/24.
(1) Liquidity matches Available Cash in the current situation where there is no revolver availability. If the Company has an undrawn revolver, that amount is included in Liquidity but not in Available Cash.

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2 Valuation

PJT Partners

Summary of Key Changes

12/13 Forecast vs. 10/16 Forecast

Drivers of Updated Forecast:

- Sustained elevated churn levels across the business, particularly in Florida and Texas
- Continued headwinds in vacation rental industry

NET REVENUE
($ in millions)


Latest Forecast (12/13)
Prior Forecast (10/16)
$835
$841
$863
$871
$930
$940
$997
$1,006
$1,043
$1,052
2025E
2026E
2027E
2028E
2029E

	2025E		2026E		2027E		2028E		2029E	
	Updated	Prior	Updated	Prior	Updated	Prior	Updated	Prior	Updated	Prior
Adj. EBITDA[1]	($2)	$12	$16	$23	$42	$50	$69	$78	$72	$81
Capital Expenditures	7	6	8	7	9	7	9	8	10	9
Change in Net Working Capital & Non-Cash Adj.[2]	5	1	21	(14)	(13)	(21)	(22)	(26)	(20)	(25)
Free Cash Flow[3]	(8)	4	20	(7)	5	5	13	17	14	17

Source: Vista Management.
Note: Reflects Vista Management forecast as of 12/13/24 and 10/16/24.
(1) Net of restructuring expenses and business combination costs as provided by Vista Management.
(2) Change in net working capital & other operating activities includes repayment of operating liabilities (i.e., financed insurance premiums and acquisition liabilities). Other non-cash adjustments include changes in long-term assets, such as reduction in right-of-use assets and intangible assets, and other income.
(3) Reflects Adj. EBITDA net of restructuring expense and business combination costs, SBC expenses, tax expenses, capital expenditures, change in net working capital & other operating activities, and other non-cash adjustments. Assumes tax rate of 26.1% on EBIT, as provided by Vista Management.

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CONFIDENTIAL Source: Vista Management. (1) Reflects unit forecast provided in Vista Management’s financial forecast as of 12/13/24. Forecast Comparison Summary Unit Count Forecast 37,715 37,126 36,796 36,090 35,558 35,042 34,590 34,286 38,168 37,884 37,562 37,089 36,680 36,238 35,825 35,534 (453) (305) (8) (233) (124) (74) (39) (13) Oct-24 Nov-24 Dec-24 Jan-25 Feb-25 Mar-25 Apr-25 May-25 COMPANY ENDING UNIT COUNT FORECAST COMPARISON Decrease / (Increase) in Net Churn : Valuation 2 Latest Forecast (12/13)(1) Prior Forecast (10/16) Actuals Recent churn performance has impacted near-term forecast of units under management.13

CONFIDENTIAL IV.Valuation Analysis 14

CONFIDENTIAL Valuation Summary Source: Vista Management, Company filings, Wall Street research, Capital IQ. Note: Market data as of 12/27/24. Reflects Vista Management forecast as of 12/13/24. Current Share Price: $3.81 ($ per share, rounded to the nearest $0.10, except for 52-week high / low and analyst price targets) DCF (excl.NOL) (PGR) WACC: 19.0% - 21.0% PGR: 2.0% - 3.0% DCF (incl.NOL) (PGR) WACC: 19.0% - 21.0% PGR: 2.0% - 3.0% 52 - Week High / Low Analyst Price Target # of Analysts Providing Price Target: 2 For Reference Only $1.80 $2.20 $2.07 $2.50 $3.00 $3.40 $11.70 $3.25 Casago Headline Purchase Price: $5.02 Valuation 2 15

2 Valuation

PJT Partners

Illustrative Discounted Cash Flow Analysis

Perpetual Growth Rate

Key Assumptions:

- Valuation date of 12/31/24
- Assumes 26.1% effective tax rate, as provided by Vista Management

($ in millions, except per share data)	2024E	Projected 2025E	2026E	2027E	2028E	2029E	Terminal Year
Net Revenue	**$914**	**$835**	**$863**	**$930**	**$997**	**$1,043**	**$1,043**
% Growth		*(8.7%)*	*3.3%*	*7.9%*	*7.2%*	*4.6%*	
Adj. EBITDA (Pre-SBC)[1]	**($22)**	**($2)**	**$16**	**$42**	**$69**	**$72**	**$72**
% Growth		*NA*	*NA*	*167.5%*	*65.1%*	*3.7%*	
% Margin		*NM*	*1.8%*	*4.5%*	*6.9%*	*6.9%*	
(-) SBC		(4)	(8)	(9)	(11)	(13)	(13)
Adj. EBITDA (Post-SBC)[1]		**($6)**	**$8**	**$32**	**$58**	**$58**	**$58**
(-) D&A		(11)	(10)	(10)	(7)	(6)	(10)
EBIT		**($16)**	**($3)**	**$22**	**$51**	**$53**	**$48**
(-) Tax Expenses[2]		–	–	(6)	(13)	(14)	(13)
NOPAT		**($16)**	**($3)**	**$16**	**$37**	**$39**	**$36**
(-) Capital Expenditures		(7)	(8)	(9)	(9)	(10)	(10)
(-) Change in NWC & Other Operating Activities[3]		1	16	(18)	(27)	(24)	–
(+) D&A		11	10	10	7	6	10
(+) Other Non-Cash Adjustments[4]		5	5	5	4	4	4
Unlevered FCF		**($8)**	**$20**	**$5**	**$13**	**$14**	**$40**
(x) Discount Factor[5]		0.91	0.76	0.63	0.53	0.44	0.44
Discounted Cash Flow		**($7)**	**$16**	**$3**	**$7**	**$6**	**$17**

Perpetual Growth Rate	**2.0%**			**2.5%**			**3.0%**		
WACC	**19.0%**	**20.0%**	**21.0%**	**19.0%**	**20.0%**	**21.0%**	**19.0%**	**20.0%**	**21.0%**
PV of Cash Flows	$25	$24	$24	$25	$24	$24	$25	$24	$24
PV of Terminal Value	109	99	90	113	102	93	117	106	96
TEV	**$134**	**$123**	**$114**	**$138**	**$127**	**$117**	**$142**	**$130**	**$120**
(-) Convertible Notes[6]	(38)	(38)	(38)	(38)	(38)	(38)	(38)	(38)	(38)
(-) Gross Debt[7]	(81)	(81)	(81)	(81)	(81)	(81)	(81)	(81)	(81)
(+) Available Cash[8]	47	47	47	47	47	47	47	47	47
Implied Equity Value (Excl. NOLs)	**$62**	**$51**	**$42**	**$66**	**$55**	**$45**	**$70**	**$58**	**$48**
Implied Share Price (Excl. NOLs)[9]	**$2.70**	**$2.24**	**$1.83**	**$2.86**	**$2.38**	**$1.96**	**$3.04**	**$2.54**	**$2.09**
Premium / (Discount) to Current	*(29.2%)*	*(41.3%)*	*(51.9%)*	*(24.8%)*	*(37.5%)*	*(48.6%)*	*(20.2%)*	*(33.4%)*	*(45.1%)*
(+) PV of NOL	9	9	8	9	9	8	9	9	8
Implied Equity Value (Incl. NOLs)	**$71**	**$60**	**$50**	**$75**	**$63**	**$53**	**$79**	**$67**	**$56**
Implied Share Price (Incl. NOLs)[9]	**$3.10**	**$2.61**	**$2.19**	**$3.27**	**$2.76**	**$2.32**	**$3.45**	**$2.92**	**$2.45**
Premium / (Discount) to Current	*(18.7%)*	*(31.4%)*	*(42.6%)*	*(14.3%)*	*(27.5%)*	*(39.2%)*	*(9.5%)*	*(23.4%)*	*(35.7%)*
Memo: Implied 2029E EBITDA Multiple (excl. NOL)[10]	*3.6x*	*3.4x*	*3.3x*	*3.8x*	*3.6x*	*3.4x*	*3.9x*	*3.7x*	*3.5x*
Memo: Implied 2029E Revenue Multiple (excl. NOL)[10]	*0.2x*	*0.2x*	*0.2x*	*0.3x*	*0.2x*	*0.2x*	*0.3x*	*0.3x*	*0.2x*

Source: Vista Management.
Note: Market data as of 12/27/24. Based on projected balance sheet information as of 12/31/24 as provided by Vista Management. Assumes mid-year convention. Reflects Vista Management forecast as of 12/13/24.
(1) Net of restructuring expenses and business combination costs as provided by Vista Management.
(2) Assumes 26.1% tax rate, as provided by Vista Management.
(3) Includes repayment of operating liabilities (i.e., financed insurance premiums and acquisition liabilities).
(4) Includes changes in long-term assets, such as reduction in right-of-use assets and intangible assets, and other income.
(5) Assumes WACC of ~20.0%. See Vista Illustrative WACC analysis in appendix for further details.
(6) Reflects convertible notes of $39mm based on $30mm investment and MOIC of 1.3x, net of 2.5% fees paid.
(7) Includes revolver.
(8) Reflects sum of unrestricted cash and restricted cash, net of funds payable to owners and hospitality & sales tax payable.
(9) Based on FDSO of ~23mm. Includes impact of dilutive securities such as options and RSUs, per Vista Management guidance for 12/31/24. Class G shares conversion assumes 5/31/25 transaction close date.
(10) Based on 2029E Adj. EBITDA of $72mm and Net Revenue of $1,043mm.

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CONFIDENTIAL NOL Valuation Source: Vista Management. Note: Reflects Vista Management forecast as of 12/13/24. (1) Taxable income assumes ~62% of Vista Holding estimate, as provided by Vista Management. (2)TRA payout assumes 85% of value of TRA NOLs utilized, based on 26.1% tax rate, as provided by Vista Management. (3)Assumes cost of equity of ~20.0%. See Vista Illustrative WACC analysis in appendix for further details. Key Assumptions: Valuation date of 12/31/24 Perpetual growth rate of 2.5% in post-forecast period (2030E – 2042E) Assumes 26.1% effective tax rate, as provided by Vista Management ($ in millions) Projected 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E 2036E 2037E 2038E 2039E 2040E 2041E 2042E Pretax Income ($151) ($28) ($14) $12 $42 $46 $47 $48 $50 $51 $52 $53 $55 $56 $57 $59 $60 $62 $63 Taxable Income⁽¹⁾ (13) (20) (14) (2) 12 12 12 13 14 15 17 20 23 28 31 31 39 40 41 Pre-TCJA NOLs Beginning Balance $10 $10 $10 $10 $10 – – – – – – – – – – – – – – (-) Utilization – – – – (10) – – – – – – – – – – – – – – Ending Balance $10 $10 $10 $10 – – – – – – – – – – – – – – – Total Federal NOLs (excl. Pre-TCJA) Beginning Balance $212 $225 $245 $259 $261 $259 $249 $239 $228 $217 $205 $191 $175 $156 $134 $109 $84 $53 $21 (+) Additions 13 20 14 2 – – – – – – – – – – – – – – – (-) Utilization – – – – (2) (10) (10) (10) (11) (12) (13) (16) (19) (23) (24) (25) (31) (32) (21) Ending Balance $225 $245 $259 $261 $259 $249 $239 $228 $217 $205 $191 $175 $156 $134 $109 $84 $53 $21 – NOLs Utilized – – – – $12 $10 $10 $10 $11 $12 $13 $16 $19 $23 $24 $25 $31 $32 $21 (x) Tax Rate 26.1% 26.1% 26.1% 26.1% 26.1% 26.1% 26.1% 26.1% 26.1% 26.1% 26.1% 26.1% 26.1% 26.1% 26.1% 26.1% 26.1% 26.1% Value of NOLs – – – $3 $3 $3 $3 $3 $3 $4 $4 $5 $6 $6 $7 $8 $8 $5 TRA NOLs Utilized – – – – – – – – – – – – – 2 24 25 31 32 21 TRA Payout on NOL Usage⁽²⁾ – – – – – – – – – – – – – $1 $5 $6 $7 $7 $5 Value of NOLs to Vista – – – $3 $3 $3 $3 $3 $3 $4 $4 $5 $5 $1 $1 $1 $1 $1 (x) Discount Factor⁽³⁾ 0.91 0.76 0.63 0.53 0.44 0.37 0.31 0.25 0.21 0.18 0.15 0.12 0.10 0.09 0.07 0.06 0.05 0.04 PV of NOLs – – – $2 $1 $1 $1 $1 $1 $1 $1 $1 $1 $0 $0 $0 $0 $0 Perpetual Growth Rate 2.0% 2.5% 3.0% Cost of Equity 19.0% 20.0% 21.0% 19.0% 20.0% 21.0% 19.0% 20.0% 21.0% Sum of NOLs Utilized $267 $267 $267 $270 $270 $270 $270 $270 $270 Sum of PV of NOLs $9 $9 $8 $9 $9 $8 $9 $9 $8 Valuation 2 17

CONFIDENTIAL Appendix 18

PJT Partners

Vista Illustrative WACC Analysis

($ in millions)

Unlevered Beta Calculation

Company	Tax Rate	Levered Beta	Debt	Equity Value	Current Debt / Equity	Unlevered Beta
Vista	26.1%	1.45 [5]	–	$88	–	1.45

Cost of Equity Calculation

Risk Free Rate[1]	4.89%
Equity Risk Premium[2]	6.22%
Levered Beta	1.447
Beta-Adj. Premium	9.00%
Size Premium[3]	6.22%
Country Risk Premium	–
Cost of Equity[4]	**20.11%**

Levered Beta Calculation

Unlevered Beta[5]	1.447
Debt / Equity	-
Levered Beta	**1.447**

WACC Calculation

Cost of Equity	20.11%
WACC	**20.11%**

Source: Company filings, Bloomberg, Capital IQ, U.S. Treasury.
Note: Market data as of 12/27/24. Assumes Vista has no debt in long-term steady state.
(1) 20-year U.S. Treasury rate.
(2) Historical supply-side equity risk premium (historical equity risk premium minus price-to-earnings ratio calculated using three-year average earnings).
(3) CRSP 10y decile size premium.
(4) Calculated as risk-free rate + beta-adjusted equity risk premium + size premium.
(5) Reflects historical beta for Vista since going public in December 2021.

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CONFIDENTIAL Illustrative Analysis at Various Prices ($ in millions, except per share data) Analysis at Various Prices Premium to Current (%) – 5% 18% 32% 44% Share Price ($) $3.81 $4.00 $4.50 $5.02 $5.50 % Premium / (Discount) to: Metric: 52-Week High $11.70 (67%) (66%) (62%) (57%) (53%) 52-Week Low $2.07 84% 93% 117% 143% 166% 30-Day VWAP $3.92 (3%) 2% 15% 28% 40% 60-Day VWAP $3.41 12% 17% 32% 47% 61% 90-Day VWAP $3.14 21% 27% 43% 60% 75% (x) FDSO⁽¹⁾ 23 23 23 23 23 Implied Equity Value $88 $92 $103 $115 $126 (+) Convertible Notes⁽²⁾ 38 38 38 38 38 (+) Gross Debt⁽³⁾ 81 81 81 81 81 (-) Available Cash⁽⁴⁾ (47) (47) (47) (47) (47) Implied TEV $160 $164 $175 $187 $198 TEV / Revenue Multiples 2024E $914 ⁽⁵⁾ 0.17x 0.18x 0.19x 0.21x 0.22x 2025E $835 ⁽⁵⁾ 0.19x 0.20x 0.21x 0.22x 0.24x Source: Company filings, Vista Management, Capital IQ. Note: Market data as of 12/27/24. Based on projected balance sheet information as of 12/31/24 as provided by Vista Management. (1) Based on FDSO of ~23mm. Includes impact of dilutive securities such as options and RSUs, per Vista Management guidance for 12/31/24. Class G shares conversion assumes 5/31/25 transaction close date. (2)Reflects convertible notes of $38.25mm based on $30mm investment and MOIC of 1.3x, net of 2.5% fees paid. (3) Includes revolver. (4)Reflects sum of unrestricted cash and restricted cash, net of funds payable to owners and hospitality & sales tax payable. (5)Reflects Vista Management forecast as of 12/13/24. Casago Headline Purchase Price For Reference Only20

CONFIDENTIALBroker Date Price Target Prem. / (Disc.) to Current Buy / Hold / Sell Valuation Methodology 11/15/24 N/A NA Hold N/A 11/12/24 $2.50 (34.4%) Hold TEV / ‘25E EBITDA: 2.0x 11/11/24 N/A NA Hold N/A 11/11/24 $3.25 (14.7%) Buy N/A 11/11/24 N/A NA Hold N/A Median $2.88 (24.5%) Share Price as of 12/27/24 $3.81 Vista Broker Research Perspectives Source: Wall Street research, Capital IQ. Note: Market data as of 12/27/24. For Reference Only21

CONFIDENTIAL Vista Broker Financial Forecast Source: Wall Street research, Vista Management. Note: Reflects Vista Management forecast as of 12/13/24. (1) Net of restructuring expenses and business combination costs as provided by Vista Management. Net Revenue Broker Report Date 2024E 2025E 2026E 11/15/24 $927 $860 N/A 11/12/24 920 885 N/A 11/11/24 920 800 824 11/11/24 903 770 769 11/11/24 922 937 1,001 Median $920 $860 $824 Management Forecast $914 $835 $863 Adjusted EBITDA Broker Report Date 2024E 2025E 2026E 11/15/24 ($6) $3 N/A 11/12/24 (9) 29 N/A 11/11/24 (11) (3) 2 11/11/24 (10) (0) 10 11/11/24 (5) 55 70 Median ($9) $3 $10 Management Forecast⁽¹⁾ ($22) ($2) $16 ($ in millions) For Reference Only22

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